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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 3 dated February 9, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes


Principal Amount:                                                  $50,000,000

CUSIP No.:                                                         15231E AP 3

Type:                                                    Regular Floating Rate

Interest Rate Basis:                                             3 month LIBOR

Designated LIBOR Page:                                           Telerate 3750

Initial Interest Rate:                                                    6.65%

Original Issue Date:                                         February 14, 2000

Stated Maturity:                                               August 14, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                               100.00%

Agent's Discount or Commission:                                       $100,000

Net Proceeds to Centex:
                                                                   $49,900,000
Spread:
                                                               55 Basis Points
Interest Rate Reset Period:
                                                                     Quarterly

Interest Determination Dates:                Two London Business days prior to
                                                    each Interest Payment Date

Interest Payment and Reset Dates:                            May 14, August 14,
                                                      November 14, February 14
                                                     (commencing May 14, 2000)


         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $50,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein through Banc of America Securities LLC, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about February 14, 2000.

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $70,000,000 has been issued.